Exhibit 99.1

Opening doors to the future™

Credit Suisse Real Estate Conference
April 10-12, 2007

UDR, Inc. (NYSE: UDR), has a demonstrated history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted US markets.

Highlights

- 4th largest apartment REIT
  - Approximately 70,000 apartment homes
  - $8.1 billion total market cap
  - Portfolio positioned to capture job growth and demographic trends

At a Glance

Current Stock Price (April 9):	$30.76
52-Week Range:	$25.50 - $34.10
2007 Indicated Dividend/Yield:	$1.32/4.3%
Institutional Ownership:	77.3%
Insider Ownership:	6.0%

Compelling Value Creation Strategies


1
Strengthen Our Research-Driven Portfolio
2
Expand RE^3
3
Transform Operations
4
Source Low Cost Capital

Current topics

- Continued strength in apartment market fundamentals
  - Sustainable rent growth
  - Portfolio positioned to benefit from strong job growth, low housing affordability
  - Expect 70% of 2007 NOI will be generated in California, Florida, Texas and the DC corridor.
- Focus on technology to improve customer service and reduce costs
  - 5-year goal is to generate 90% of leases on line and process 100% of rent payments electronically
  - Will implement resident portal for on line service requests
  - Expect to choose yield management software in 60 days
- RE^3 includes development, redevelopment, land entitlement, lease-up, etc.
  - Development pipeline totals $1.9B (12/31/06)
    - Developments in process: 2,701 homes, $551M
    - Future development pipeline: 8,368 homes, $1.3B
    - Value creation of $3 to $6 per share
  - Redevelopment pipeline totals $357M (12/31/06)
    - 4,060 homes in 13 communities
    - Value creation in excess of $300 million or $2 per share
  - Sold Las Colinas Development in Q4 for $44.5M, after tax profit of $8.8M

Garden



Wrap



Podium



Mid Rise



Mixed Use



High Rise

1

Strengthen Our Research-Driven Portfolio

"Research-driven" incorporates rigorous analysis to measure 2 key factors and determine when and where we invest:

- Low home affordability index
- Favorable demand/supply ratio for multi-family housing (demographic trends are favorable & job growth expectations are high)

2007 Community Acquisitions/Dispositions

	Location	# of Homes	$millions
Acquisitions:	Bellevue, WA	166	$58.0
	Washington D.C.	171	65.6
	Total	337	$123.6
Dispositions:	California	208	$25.7
	Seattle, WA	267	29.1
	Total	475	$54.8

2006 Community Acquisitions/Dispositions

	Location	# of Homes	$millions
Acquisitions:	California	900	$198.0
	Texas	1,477	108.5
	Nashville	386	21.0
	Total	2,763	$327.5
Dispositions:	North Carolina	3,635	$195.1
	Texas	2,078	119.5
	Memphis	630	27.0
	Aurora, CO	600	30.7
	Seattle	518	58.0
	Mesa, AZ	192	14.6
	Total	7,653	$444.5

Bought


Andover Place
Washington, D.C.


989 Elements
Bellevue, WA

Sold


Grand Terrace
Coulton, CA


The Beaumont
Seattle, WA

3

Transform Operations

Grow net operating income through automation and efficiency.

2007 Same Store Guidance (Growth) at Midpoint

Revenue: 6% Expense: 4% NOI: 7%

Revenue: Hot Markets for 2007 expected to demonstrate revenue growth greater than 7%

Tampa, FL	Northern CA	Southern CA	Charlotte, NC
Portland, OR	Orlando, FL	Seattle, WA	Phoenix, AZ

Strong Job Growth

- UDR operates in 8 of the top 10 U.S. job growth markets
- Job growth in UDR's top 10 markets is 40% greater than the U.S. average
- Over 500K jobs added in UDR top markets in past 12 months

Low Home Affordability

	UDR Mo. Rent	1 Yr ARM	Difference
SF Bay Area	$1,597	$5,348	$3,751
Orange Co.	1,444	4,958	3,515
San Diego Co.	1,260	3,853	2,593
Inland Empire	1,103	3,677	2,574
Monterey	930	3,379	2,449
Tampa	891	3,019	2,129
Metro D.C.	1,206	2,814	1,609
Seattle	909	2,187	1,278
Phoenix	891	2,130	1,240
Orlando	908	2,127	1,219

UDR Opening doors to the future™

2

2

Expand RE³

RE³ our subsidiary that focuses on development, redevelopment, land entitlement, zoning changes, condominium conversions and short-term hold investments, is poised to capture superior returns through all market cycles. It gives us flexibility to act quickly when markets change.

RE³

Development:

Total Development Pipeline at 12/31/06

	# of Homes	*Budgt. Cost*
Wholly Owned – Under Dev.	872	$76,000
Dev. In Progress – Under Contract	860	105,000
Dev. Joint Ventures	969	370,000
Total Current Dev.	**2,701**	**551,000**
Future Dev. - Owned	3,146	570,000
Future Dev. – Under Investigation	5,222	779,000
Total Future Dev.	**8,368**	**1,349,000**
Total Dev. Pipeline	***11,069***	***$1,900,000***

Our Development Pipeline is expected to create incremental value of $3 to $6 per share.



Bellevue Plaza - Bellevue, WA

Redevelopment:

Full Community Redevelopment

13 communities underway - 4,060 homes

$170 budgeted cost; $357 total investment

Targeting 10% stabilized ROI

Absorbing $0.07 per share in annual dilution from homes out of service

Over $300 million in estimated value creation or $2 per share



Before



After



Before



After

Kitchen/Bath Program

Targeting 8% to 10% Stabilized ROI

15,000 Completed; > 20,000 in Pipeline

Expect to complete 650 per month during 2007

Absorbing $0.02 per share in annual dilution from homes out of service

Value created: $8,000 - $12,000 per home

Condo Conversions In-Process

Location	*# of Homes*	*Avg. Sales Price*
Tampa, FL	320	$155,000
Phoenix, AZ	320	200,000
Long Beach, CA	158	355,000
Tampa, FL	54	400,000
San Francisco, CA	24	550,000
Total	**876**	

UDR Opening doors to the future™

3

Statements contained in this presentation, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company's use of words such as, "expects," "plans," "estimates," "projects," "intends," believes," and similar expressions that do not relate to historical matters. Such forward- looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments may not achieve anticipated results, delays in completing developments and lease-ups on schedule, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. All forward-looking statements in this presentation are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligation to update or revise any of its forward- looking statements even if experience or future changes show that indicated results or events will not be realized. Leverage research capabilities and operating, financial and investment platforms to attract a variety of low cost capital. 2007 Transactions March: $150M 5.5% medium term note offering due 2014 Q2: Expect to retire 8.6% Series B Preferred in May Q2/3: Texas joint venture - sell 80% interest in pool of approximately $370M - $400M of assets with future expansion potential of $300M Future: Sell interest in Addison, TX joint venture Guidance at Midpoint Safe Harbor Notes